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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Texas Regional Bancshares, Inc.:

        We consent to the use of our report dated January 16, 2004, with respect to the consolidated balance sheets of Texas Regional Bancshares, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference. Our report refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Austin, Texas
July 16, 2004

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  EXHIBIT 23.2